Between

BP-DOJO LLP

(UEN NO. T16LL1554F)

And

BELIVE TECHNOLOGY PTE. LTD.

(UEN NO. 201417743R)

LEASE

In respect of **UNIT #09-06**

at **29 MEDIA CIRCLE, ALICE@MEDIAPOLIS, SINGAPORE 138565**

APPENDIX 1

Clause 1.1

Premises : All that premises **#09-06, Tower South ("Building")** as shown edged in red on the annexed plan marked **Appendix 2**.

Development : ALICE@Mediapolis located at 29 Media Circle, Singapore 138565

Term : **Two (2) year(s)** from the Term Start Date

Term Start Date : 1 April 2022.

Clause 1.2

Permitted Use : Solely for **media production and post-production**

Clause 1.5

Further Term : **Two (2) years** commencing immediately after the expiration of the Term.

Clause 2.1

Possession Date : 1 March 2022

Clause 2.2

Handover Condition : In a bare unfurnished and unfitted condition as described in the **Specifications Schedule** annexed hereto and in the base building plans for the Building (which may be inspected by the Tenant upon prior written appointment with the Landlord)

Clause 2.3

Fitting Out Period : **One (1) month** commencing from the Possession Date

Clause 3.1

Deposit : **$42,901.35**, being a sum equivalent to **three (3)** months' of Rent computed at the highest rate applicable during the Term.

Clause 4.1

Rent

Duration	Base Rent per square foot of the Area of the Premises	Service Charge Rate per square foot of the Area of the Premises	Gross Rent (Base Rent $psf pm + Service Charge Rate $psf pm)	Base Rent	Service Charge	Rent (Base Rent + Service Charge)
1 Apr 2022 to 31 Mar 2023	$2.05	$0.65	$2.70	$6,979.98	$2,213.17	$9,193.15
1 Apr 2023 to 31 Mar 2024	$3.20	$0.65	$3.85	$10,895.58	$2,213.17	$13,108.75

Clause 4A

Area	:	**approximately 3,404.87 square feet.**

Clause 4B.1

Chilled Water Utilities Charges	:	S$0.35 per square foot per month multiplied by the Area

Clause 6.1.1

Public Liability Insurance	:	not less than **$1,000,000.00** per any single occurrence.

Clause 7.2

Designated Landlord Bank Account	:	Bank Name: United Overseas Bank Limited Bank/Branch Code: 7375/001 BIC Code: UOVBSGSGXXX A/c Holder Name: BP-DOJO LLP A/c No: 4513072745

Clause 11.1.3

Air-Con Hours	:	**Mon-Fri**: 8.30 a.m. to 6.00 p.m. **Sat**: 8.30 a.m. to 12.30 p.m. (excluding Sundays and public holidays) or such other hours as the Landlord may from time to time reasonably prescribe.

First Schedule, Item 19

Number of season parking lots	:	2 carpark lots

TENANCY AGREEMENT

THIS TENANCY AGREEMENT (**"Agreement"**) is made on the 21 January 2022

Between:

BP-DOJO LLP (UEN. T16LL1554F), a limited liability partnership incorporated in the Republic of Singapore and having its registered office at 82 Ubi Avenue 4, #07-01 Edward Boustead Centre, Singapore 408832 (the "**Landlord**", which expression, where the context admits, shall include the permitted assignees and successors-in-title of the Landlord) of the one part; and

BELIVE TECHNOLOGY PTE. LTD. (UEN. 201417743R), a company incorporated in the Republic of Singapore and having its registered office at 71 Ayer Crescent, #07-12/14, Singapore 139951 (the "**Tenant**" which expression, where the context admits, shall include the permitted assignees and successors-in-title of the Tenant) of the other part.

WHEREAS

Pursuant to a successful land tender exercise, the Jurong Town Corporation ("**Head Lessor**") has agreed to grant a lease to the Landlord in respect of the land at Lot 5378N of Mukim 3 on which the Development (as hereinafter defined) is located/built ("**Head Lease**" which term shall include all relevant tender documents and all supplements, variations and additions to the Head Lease and to the lease to be granted to the Landlord by the Head Lessor in respect of the said land).

IT IS AGREED AS FOLLOWS:

1 **TERM & RENEWAL**

1.1 The Landlord shall let and the Tenant shall take ALL THAT PREMISES **as specified in Appendix 1** ("**Premises**") in the development **at 29 Media Circle known as ALICE@Mediapolis** ("**Development**"), for the lease term **as specified in Appendix 1** ("**Term**"), commencing on the date **specified in Appendix 1** ("**Term Start Date**"), subject to the terms of this Agreement and to the terms of the Head Lease and to the approval of the Head Lessor and all relevant authorities.

1.2 The Tenant shall use the Premises solely for the permitted use **as specified in Appendix 1** ("**Permitted Use**").

1.3 The Tenant shall be responsible for obtaining, prior to the commencement of operations at the Premises or prior to the Term Start Date (whichever the earlier), and keeping in force during the Tenant's occupation of the Premises all approvals necessary for the conduct of its business and operations at the Premises and for ensuring that the terms and conditions of such approvals are strictly adhered to.

1.4 The Tenant shall not at any time, cause or permit the Premises to be used in any manner which may contravene any Laws, or the Head Lessor's use restrictions as communicated in writing by the Landlord to the Tenant and shall not do or omit to do or suffer to be done, anything that will cause the Landlord to be in breach of any requirements of the Head Lease. The Tenant shall indemnify the Landlord against all losses, damages, penalties, costs (including legal costs on a full indemnity basis) and expenses suffered or incurred by the Landlord and against all claims, demands, actions and proceedings brought against the Landlord or for which the Landlord may be liable as a result of the Tenant's breach of this Clause.

1.5 Subject to the Head Lessor's approval to the renewal of the Term, the Landlord hereby grants to the Tenant an option to renew the Term after its expiry, for the further term **specified in Appendix 1** ("**Further Term**"), on the terms of the Landlord's then prevailing Renewed Letting Agreement, presented to the Tenant not less than six (6) months prior to the expiry of the Term. If the Tenant wishes to exercise this option to renew, the Tenant shall within one (1) month after issuance of the Renewed Letting Agreement, return to the Landlord the Renewed Letting Agreement duly executed by the Tenant, such execution constituting a binding contract (the "**Renewed Agreement**") between the Landlord and the Tenant to let the Premises to the Tenant for the Further Term. PROVIDED THAT:

1.5.1 there shall be no existing breach or non-observance of the covenants and conditions herein contained at the time of such grant of the Further Term; and

1.5.2 if at any time after the Renewed Agreement in respect of the Further Term is signed but before commencement of the Further Term, the Tenant is in default of any of its obligations under this Agreement, the Landlord shall be entitled forthwith to terminate the Renewed Agreement, and the Further Term by giving written notice to the Tenant, without being liable for any costs, expenses, losses or damages whatsoever and howsoever arising. Such termination shall not affect the rights and remedies of the Landlord against the Tenant in respect of such default.

Where the Tenant fails to return a duly executed Renewed Agreement by the date falling one (1) month after issuance of the Renewed Letting Agreement, this option to renew shall lapse absolutely and the Landlord shall be free thereafter to negotiate with others to re-let the Premises without further reference to the Tenant.

2 HANDOVER & FITTING OUT PERIOD

2.1 The Premises shall be handed over to the Tenant on the date **specified in Appendix 1** ("**Possession Date**") in the state **described in Appendix 1** (subject to Clause 2.2 and to actual site conditions during handover on or immediately before the Possession Date. No delay or failure to take possession or to commence or complete any fitting out works for whatever reason, shall be a ground for postponing the Term Start Date or relieve in any way the Tenant from the performance and observance of its obligations under this Agreement.

2.2 The Tenant acknowledges that all specifications, drawings and floor plans provided to the Tenant are for indicative purposes only and shall not be treated as final nor as representations by the Landlord of the condition the Premises are to be handed over in. The Tenant shall not be entitled to be released from this Agreement in the event that there are changes to any specifications, drawings and floor plans provided to the Tenant before the Possession Date.

2.3 The Tenant shall be granted a fitting out period **as specified in Appendix 1** ("**Fitting Out Period**") from the Possession Date. During the Fitting Out Period, the Tenant shall at its cost and expense carry out and complete all renovations and fitting-out works to the Premises, after all the Landlord's required pre-conditions to the commencement of works have been met (including provision of the requisite renovation deposit and evidence of required insurances and the Landlord's approval of the relevant plans and drawings as the Landlord may require and as detailed in the Landlord's Renovation Guidelines). The Tenant shall not at any time carry out any renovations and fitting-out works (including those of a structural nature or that involves any hacking of concrete floors or walls and partitioning of space within the Premises through erection of concrete walls or structures) without the prior written approval of the Landlord.

2.4 The Tenant's access to the Premises during the Fitting Out Period shall be as a mere licensee and the Tenant shall not have and is not entitled to any right, estate or interest in the Premises either as completely fitted out or in the course of renovation.

2.5 The Tenant shall at its costs observe and comply with all requirements of law and the Landlord's Renovation Guidelines in its conduct of all works (including fitting-out works and reinstatement works) carried out by the Tenant from time to time at the Premises whether during the Fitting Out Period or during or after the Term and shall be responsible at its costs obtain all necessary works from all relevant authorities in respect of such works.

2.5 During the Fitting Out Period, the Tenant shall not be liable to pay Rent (as defined in Clause 4) but shall be liable for all payments under Clause 9.

3 DEPOSIT

3.1 The Tenant shall upon its signing of this Agreement, deposit with the Landlord the sum specified or calculated in accordance with **Appendix 1** by way of cheque (hereinafter called the "**Deposit**").

3.2 The Deposit shall be held by the Landlord as security for the due performance and observance by the Tenant of all the covenants and provisions contained in this Agreement and subject to any application, deduction or forfeiture under the provisions of this Agreement (or to provide for such reasonable contingencies as reasonably identifiable) shall be refunded to the Tenant without interest within two (2) months after the expiration or sooner determination of the Term and after the Tenant has duly vacated and yielded up the Premises to the Landlord in accordance with Clause 15 of this Agreement.

3.3 The Deposit shall be maintained at all times throughout the Term at a sum equivalent to three (3) months' Rent (as hereinafter defined) computed at the highest rate applicable during the Term. Where Rent is adjusted or revised during the Term pursuant to the provisions of this Agreement, the Deposit shall also be accordingly adjusted and revised and the Tenant shall without demand within seven (7) days of written notice from the Landlord of such adjustment or revision, deposit any shortfall in Deposit with the Landlord.

3.4 If the Tenant shall commit a breach of any of the provisions of this Agreement, the Landlord shall be entitled but not obliged to apply the Deposit or any part thereof in or towards payment of money(s) outstanding or making good any breach of the Tenant or to deduct from the Deposit the loss or expense to the Landlord occasioned by such breach but without prejudice to any other remedy to which the Landlord may be entitled. If any part of the Deposit shall be applied or deducted by the Landlord in accordance herewith, the Tenant shall within seven (7) days of written demand by the Landlord deposit with the Landlord the amount so applied or deducted so that the Deposit shall always be maintained at the amount as specified or calculated in **Appendix 1** during the Term. No part of the Deposit shall without the consent of the Landlord be set-off by the Tenant against any Rent (as hereinafter defined) or other sums owing to the Landlord.

3.5 In the event that this Agreement is prematurely terminated at the Tenant's initiation or arising from the Tenant's breach or default or this Agreement is terminated by the Landlord due to the Tenant's breach or default, then notwithstanding Clause 2.5 hereof, the parties agree that without prejudice to any other provisions governing the Landlord's rights and remedies in respect of such premature termination, the Tenant shall pay to the Landlord the amount equivalent to the Rent that would have been payable for a period equivalent to the duration of the Fitting Out Period granted to and enjoyed by the Tenant (at the rate as at the Term Start Date) being compensation and damages for the loss suffered by the Landlord arising from the Fitting Out Period granted to and enjoyed by the Tenant.

3.6 In the event of this Agreement being terminated by the Landlord on account of the Tenant's breach or default, the Deposit may at the absolute discretion of the Landlord be forfeited to the Landlord towards making good the Landlord's loss or expense suffered or incurred in connection with such termination, without prejudice to any other remedy which the Landlord may be entitled to in law and/or under the provisions of this Agreement.

4 RENT

4.1 The rent ("**Rent**") payable by the Tenant to the Landlord for each month (to be prorated accordingly for any period of less than a month) during the Term, shall be the aggregate of the following:

(1) the Base Rent **set out in Appendix 1**; and

(2) the Service Charge (exclusive of utilities charges for supply of chilled water to the Premises) **set out in Appendix 1**.

4.2 During the Term, the Tenant shall pay the Landlord the monthly Rent in advance before the first (1st) day of each calendar month and proportionately for any period of less than a calendar month, with the first (1st) month's Rent to be made on the Tenant's signing of this Agreement or by the Term Start Date (whichever is the earlier).

4.3 The Landlord shall be entitled at its absolute discretion from time to time to increase or revise the Service Charge to cover any increase in the operating costs of the Building, costs of insurances for the Building, the costs of maintaining the Building and its facilities and installations (including replacement costs) and the costs of providing services to the Building. The increase in Service Charge shall be chargeable and payable with effect from the date specified in the Landlord's notice to the Tenant.

4.4 Except as otherwise provided in this Agreement, the Rent payable by the Tenant to the Landlord during the Term shall be paid without any withholding, deductions or set-off whether at law or in equity on grounds of any claim by the Tenant against the Landlord whether for non-performance or breach of the Landlord's obligations hereunder or otherwise.

4A AREA

4A.1 The Area as stated in **Appendix 1** is subject to final survey by the Landlord's registered surveyor, whose certification of the Area shall be accepted by the parties hereto as final and conclusive. If on completion of the survey it is found that the actual Area is more or less than as stated in **Appendix 1**, there shall be an adjustment of the Rent components that are computed with reference to the Area and the Deposit, based on the Area as determined on such final survey. Any excess Rent or Deposit paid by the Tenant prior to such determination will be credited in the Tenant's favour without interest and any deficiency in the Rent or

the Deposit paid prior to such determination shall be paid by the Tenant to the Landlord within seven (7) days of the Landlord's demand.

4A.2 For the purpose of this Agreement, any area or rate expressed in square metres which is to be converted to square feet shall be converted at the rate of one square metre to 10.764 square feet, rounded to the nearest decimal point.

4B CHILLED WATER SUPPLY

4B.1 The Tenant shall pay, together with Rent, the Chilled Water Utilities Charges at the rate as stated in **Appendix 1** or such amount as may be increased or revised by the Landlord from time to time in respect of the Building, by notice to the Tenant.

5 GOODS AND SERVICES TAX

5.1 In addition to the Rent and other sums expressed to be payable by the Tenant under this Agreement (which are exclusive of the Goods and Services Tax (hereinafter known as "**GST**"), the Tenant shall pay the GST levied thereon in the manner and within the period prescribed in accordance with the applicable laws and regulations ("**Laws**") as notified by the Landlord.

5.2 If the Landlord (or any person on its behalf) is required by relevant Laws to make any deduction or withholding or to make any payment on account of the GST under this Agreement:

5.2.1 the Tenant shall pay the GST on receipt of written notice from the Landlord, such payment to be made (if the liability to pay is imposed on the Tenant) for its own account or (if the liability is imposed on the Landlord) on behalf of and in the name of the Landlord and without prejudice to the foregoing, if the Laws requires the Landlord to collect and to account for the GST, the Tenant shall pay the GST to the Landlord on receipt of written notice from the Landlord; and

5.2.2 the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required on account of GST shall be increased to the extent necessary to ensure that after the making of that deduction, withholding or payment, the Landlord receives on due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made.

6 INSURANCE AND INDEMNITY

6.1 The Tenant shall at its own cost and expense with effect from the commencement of business operations at any part of the Premises or from the Term Start Date (whichever is the earlier) at all times during the Term and for so long thereafter as the Tenant shall continue to be in possession or occupation of the Premises take out in the joint names of the Landlord and the Tenant (or as otherwise specified by the Landlord) and keep in force the insurance policies as follows:

6.1.1 a comprehensive public liability insurance policy against claims for personal injury, death or property damage or loss arising from fire, water leakage, falling plaster or other risks or arising out of any activities of the Tenant at the Building for the amount **as stated in Appendix 1** (or such other amount as the Landlord may specify from time to time) without limit on the number of claims;

6.1.2 an all risks property damage insurance policy in respect of the Landlord's and the Tenant's respective interests in the Premises, its interiors, all pipes, sewers, drains, ducts, conduits, gutters, watercourses, channel flues, shafts, cables, wires, mains and all other conducting media and ancillary apparatus for transmission and conduit of services to or through the Premises, the Building or the Development ("**Conduit Media**") and all fixtures, fittings, plate glass and installations therein which the Tenant is obliged under this Agreement to keep in good and tenantable repair, for full replacement value; and

6.1.3 such other insurances in such manner and amount as the Landlord may require from time to time.

6.2 The Tenant shall not bring into the Premises or do or suffer to be done or allow any act, matter or thing at the Premises or keep anything therein which may directly or indirectly:

6.2.1 increase the premium of any insurance maintained by the Landlord on the Premises or the Development or any part thereof or any property therein;

6.2.2 vitiate or render void or voidable or be contrary to the terms of any insurance policy in respect of the Premises or the Development or any part thereof or any property therein; and/or

6.2.3 be contrary to the regulations of any public authority or the provisions of any Laws.

6.3 The Tenant will from time to time as and when required by notice from the Landlord pay to the Landlord all sums paid by the Landlord by way of increased premium and all reasonable expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of Clause 6 of this Agreement.

6.4 All terms and conditions of policies of insurance required to be effected by the Tenant hereunder shall be approved by the Landlord and taken out with an insurance company approved by the Landlord (such approval not to be unreasonably withheld) and shall contain the usual cross-liability clause (such that each of the co/joint/additional insured shall be considered a separate and distinct person and all references to "insured persons" under the policy shall be considered as applying to each of such insured in the same manner as if a separate policy had been issued to each of them) and a provision for waiver of subrogation against the Landlord. Copies of such policies of insurance shall be produced and lodged with the Landlord by the Tenant without demand within thirty (30) days of the Term Start Date and from time to time thereafter upon the renewal of the policies.

6.5 The Tenant shall on written demand at any time by the Landlord produce forthwith to the Landlord any policy of insurance which the Tenant is required to effect hereunder and the receipt for the last premium payable in respect of such policy.

6.6 Nothing in this Clause 6 shall render the Landlord liable for the correctness or adequacy of any such policies or for ensuring that they comply with all relevant legislation pertaining to such insurance.

6.7 The Tenant shall indemnify and keep indemnified the Landlord from and against:

6.7.1 all claims, demands, writs, summonses, actions, suits, proceedings, judgments, orders, decrees, damages, costs, losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or the use of the Premises or any part thereof by the Tenant or by any of the Tenant's agents, employees, contractors, visitors, subtenants or licensees;

6.7.2 all claims, demands, writs, summonses, actions, suits, proceedings, judgments, orders, decrees, damages, costs, losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with any breach or non-compliance by the Tenant of this Agreement, including but not limited to any compensation or additional costs payable by the Landlord to the district cooling system service provider (i) in relation to any breach of the chilled water supply contract ("**<u>DCS Contract</u>**") signed between the Landlord and the service provider for the district cooling system ("**<u>DCS</u>**") for the provision of chilled water or space cooling to the Building or (ii) in relation to the consumption of chilled water beyond the declared requirement under the DCS Contract;

6.7.3 all loss and damage to the Premises or any part thereof and to all property therein caused whether directly or indirectly by the Tenant or the Tenant's agents, employees, contractors or visitors and in particular but without limiting the generality of the foregoing caused whether directly or indirectly by the misuse, waste or abuse of water, fire or electricity or faulty fittings or fixtures of the Tenant; and

6.7.4 any breach or non-compliance with any provisions of this Agreement by the Tenant.

7 PAYMENTS

7.1 The Tenant shall pay to the Landlord promptly (time being of the essence) as and when due without demand deduction or set off all payments required to be made by the Tenant to the Landlord under the provisions of this Agreement.

7.2 Unless otherwise agreed to in writing by the Landlord any payment due and payable by the Tenant to the Landlord under the provisions of this Agreement shall be made to the Landlord by automatic funds transfer to the account set out in **<u>Appendix 1</u>** or to such other account as may be directed by the Landlord provided that where payment is made by crossed cheque, payment shall be deemed to have been duly made only when the cheque is cleared.

7.3 Without prejudice to the rights, powers and remedies of the Landlord under this Agreement, the Tenant will pay to the Landlord interest on any monies due but unpaid by the Tenant to the Landlord at the rate of

twelve percent (12%) per annum (whether or not formal demand has been made). Such interest is to be computed on a daily basis based on a 365-day year, from the due date for the payment of the monies in respect of which the interest is chargeable until payment of such monies in full (before as well as after judgment) and to be recoverable in like manner as rent in arrears.

7.4 The Landlord may distrain for any money(s) payable under this Agreement including interest as though such money(s) were rent.

7.5 Where any money(s) payable by the Tenant to the Landlord under the provisions of this Agreement shall become due and remain unpaid, the Landlord may (but shall not be obliged to) without prior notice to the Tenant apply any money(s) held by the Landlord for the account of the Tenant (including but not limited to the Deposit) in or towards satisfaction of any such money(s).

8 DEFAULT AND TERMINATION

8.1 Upon occurrence of any of the undermentioned events, the Landlord may at any time thereafter terminate this Agreement by service of three (3) days' written notice on the Tenant or by re-entering the Premises or any part thereof in the name of the whole, whereupon the Term shall absolutely determine, without prejudice to the Landlord's rights and remedies including recourse against the Deposit:

8.1.1 all or any part of the Rent or any other amounts payable by the Tenant under this Agreement shall be unpaid for seven (7) days after becoming due (whether or not any formal demand has been made); or

8.1.2 the Tenant shall at any time fail or neglect to perform or observe, or do or permit to be done any act, matter or thing contrary to or in breach of, any of its obligations, covenants or undertakings in this Agreement other than a failure under Clause 8.1.1, and such default if capable of being remedied is not remedied to the satisfaction of the Landlord within fourteen (14) days after the Landlord has given notice thereof to the Tenant; or

8.1.3 the Tenant becomes insolvent, or (in the Landlord's reasonable opinion) is unable to pay its debts, or stops or suspends, or threatens to stop or suspend, payment of all or a material part of its debts, or any step or petition is taken by any person including the Tenant or its members for the winding up dissolution or bankruptcy of the Tenant or a judicial manager and/or receiver is appointed in respect of any properties or assets of the Tenant or the Tenant enters into any scheme of arrangement or composition with its creditors or distress or execution is enforced against any part of the assets of the Tenant; or if events or circumstances analogous to any of the foregoing events occur in relation to the Tenant under the laws of any jurisdiction; or

8.1.4 the Tenant fails to physically occupy the entirety of the Premises and/or conduct its business operations physically in the entirety of the Premises such that the Landlord is of the reasonable belief that the Tenant has abandoned the Premises.

For purposes of this Clause, the Landlord's re-entry may be effected by changing the locks or adding additional locks to the entrances and exits of the Premises and/or by any acts of re-entry by which the Landlord asserts re-possession of the Premises, including disabling or overriding any card key lock system.

8.2 The Landlord shall not be liable or responsible for any loss of or damage to the Tenant's fixtures, furnishings, equipment or other belongings whatsoever and howsoever caused by or arising from the Landlord's re-entry of the Premises and its possession thereof after such re-entry.

9 ELECTRICITY, WATER, PROPERTY TAX

9.1 The Tenant shall pay for all water, gas, electricity and telecommunications charges supplied to the Premises. In the event of the water, gas, electricity and telephone charges not being supplied and metered separately to the Premises, the Tenant shall pay to the Landlord a proportionate part of the cost thereof, calculated by the Landlord and notified to the Tenant by a statement in writing, such statement to be conclusive as to the amount thereof save in the case of manifest error.

9.2 The Tenant shall also pay and reimburse the Landlord for all charges and taxes or impositions levied or imposed by any relevant authority or service supplier from time to time on the services supplied to the Premises or attributable to consumption at the Premises as reasonably apportioned to the Premises by the Landlord and any increase therein.

9.3 In the event the Landlord decides to purchase electricity in bulk from a particular supplier or for a change of supplier from time to time, the Tenant shall accept the Landlord's choice of supplier or change of supplier

and shall, if required by the Landlord, join in the Landlord's application for such purchase. The Tenant shall pay an electricity deposit if required by the Landlord to secure the Tenant's payment for electricity supplied to the Premises.

9.4 The Tenant must pay to the Landlord immediately on demand, any additional property tax imposed by the relevant authority on the Premises in respect of the Term, which is over and above the Base Property Tax payable by the Landlord in respect of each month of the Term under clause 11.1.2 below. Such additional property tax will be recoverable from the Tenant as if it is rent. The liability of the Tenant to pay the additional property tax in respect of the Term will not be affected by the expiry or earlier termination of this Agreement.

10 TENANT'S COVENANTS

10.1 The Tenant hereby covenants with the Landlord that the Tenant shall observe the agreements and obligations in this Agreement and the covenants set out in the First Schedule.

10.2 The Tenant shall upon the written request of the Landlord immediately rectify anything it may have done in contravention of the agreements and obligations in this Agreement and the covenants set out in the First Schedule.

10.3 If the Tenant shall fail to comply with the Landlord's written request under Clause 10.2, the Landlord may (but shall not be obliged to) in addition to any other remedy available to it enter upon the Premises and do such acts and things as may be required to remedy such breach at the Tenant's expense without being liable to the Tenant for loss.

11 THE LANDLORD'S COVENANTS

11.1 The Landlord hereby covenants with the Tenant that the Landlord shall observe the covenants set out below:

11.1.1 Quiet Enjoyment: the Tenant upon duly paying the Rent and all other payments to be made by the Tenant to the Landlord pursuant to the provisions of this Agreement and observing and performing its several covenants and stipulations contained in this Agreement may peaceably hold and enjoy the Premises during the Term, without any interruption by the Landlord, or anyone claiming under, or through, or in trust for the Landlord, save as specifically provided in this Agreement; and

11.1.2 Property Tax: the Landlord shall pay the Base Property Tax for each month during the Term, calculated as follows:

$$\text{Base Property Tax for each month during the Term} = \frac{A \times C}{12}$$

A : the Annual Value ascribed to the Premises by the relevant tax authority as at the Term Start Date.

C : property tax rate applicable on the Term Start Date.

11.1.3 Common Services: subject and without prejudice to Clause 12 hereof, the Landlord shall so long as Rent is paid promptly in full as and when due from the Tenant, provide:

(a) adequate lift services for access to the Premises at locations designated by the Landlord;

(b) air-conditioning to the Premises and designated parts of the Common Area during the Air-Con Hours **specified in Appendix 1**;

(c) general lighting of the Common Area; and

(d) water for the toilet facilities in the Common Area.

11.1.4 Chilled Water Utilities Charges: subject and without prejudice to Clause 12 hereof, the Landlord shall so long as the Chilled Water Utilities Charges are paid promptly in full as and when due from the Tenant, procure the supply of chilled water serving the Premises.

12 EXCLUSION OF THE LANDLORD'S LIABILITY

12.1 Notwithstanding anything herein contained, the Landlord and its officers, servants, employees, agents and independent contractors shall not be liable or in any way responsible to the Tenant and the Tenant shall

not have any claim against the Landlord and its officers, servants, employees, agents and independent contractors, for any loss or damage which the Tenant or its agents, employees, servants, independent contractors, visitors, subtenants or licensees or any other persons may suffer whether sustained or originating from the Premises or elsewhere in the Building or Development or any part thereof, directly or indirectly caused by, resulting from or in connection with any of the following (whether caused by or attributable to the negligence of the Landlord or its officers, servants, employees, agents or independent contractors):

12.1.1 any:

(i) failure or inability of or delay by the Landlord in fulfilling any of its obligations under this Agreement; or

(ii) any interruption in any of the services or utilities provided by the Landlord or chilled water supply provided by the DCS service provider for any part of the Building or Development or any other services provided by the Landlord under this Agreement,

that is:

(a) due to any circumstances beyond the Landlord's control (including but not limited to fire, flood, act of God, escape of water or other discharge, riot, civil commotion, curfew, emergency, labour disputes or shortage of manpower, fuel, materials, electricity or water); or

(b) due to necessary repair or maintenance, defect, breakdown, malfunction, damage or destruction of any installations or equipment of a mechanical, electrical, electronic or software nature at the Premises, Building or the Development or due to any interruption of the operations of the DCS;

12.1.2 any act, omission, default, misconduct or negligence of any independent contractor, employee, servant or agent of the Landlord in or about the performance or purported performance of any duty relating to the provision of any services to the Building or to the Premises;

12.1.3 any act, omission, negligence of any contractor nominated or approved by the Landlord under this Agreement – in this connection, such contractors shall be deemed appointed by the Tenant and shall not be treated as an employee or agent of the Landlord;

12.1.4 any damage, injury or loss of life or property resulting from short circuit of electrical wiring, explosion, falling plaster, escape of water, or leakage or defect of the Conduit Media, wiring or sprinkler system in any part of the Building or Development, or from the structure of any part of the Building or Development, caused by circumstances beyond the Landlord's control;

12.1.5 any damage, injury or loss caused by other tenants or persons in the Building or Development or any part thereof;

12.1.6 any diminution or obstruction of light, air or view by any building or structures that may be erected within or adjacent to any part of the Building or Development;

12.1.7 any damage, injury or loss of life or property due to any accident or circumstances howsoever occurring at the Premises, Building or the Development or any part thereof (including those in connection with the use of carparks serving the Building or the Development);

12.1.8 any failure or delay by the Landlord in the taking or implementing of measures or the insufficiency or inadequacy of any such measures taken by the Landlord to prevent any terrorist act or any outbreak, spread or transmission of any infectious disease in the Building or the Development; or

12.1.9 any circumstances beyond the reasonable control of the Landlord and which are unforeseen, or if foreseen, are unavoidable and which totally or substantially prevent the Landlord from performing or render or makes it impossible for the party to carry out any important obligations required under this Agreement, including but without limitation to an act of God, fire, flooding, national emergency, curfew, terrorism, war, insurgency, infectious diseases, civil commotion, riots, or shortage of or embargoes on fuel, materials, electricity or water.

Provided Always that nothing in this clause shall affect the Landlord's obligation under this Agreement to repair any damage breakage or leakage caused to the Building or Premises which is not required to be undertaken by the Tenant under this Agreement nor prejudice any of the Landlord's rights to look to any

party for damages, compensation or reimbursement of the costs of such repair. Provided further that the Landlord shall under no circumstances be liable for any loss of profit, loss of business, loss of revenue, loss of contracts or loss of productivity or any indirect, special or consequential damage suffered by the Tenant or any other persons claiming through the Tenant.

12.2 Notwithstanding anything contained in this Agreement, the obligations of the Tenant under this Agreement to pay Rent and other sum due or to be due herein and to perform the Tenant's obligations herein, shall in no way be abated, affected, impaired or excused nor shall the Landlord be in any way liable for damages to the Tenant if the Landlord is unable to fulfil any of its obligations under this Agreement to supply or is delayed in supplying any service covenanted for under this Agreement or is unable to make, or is delayed in making, any repair, addition, alteration or decoration which it is required to make under this Agreement where such delay or inability is caused by circumstances beyond the control of the Landlord.

13 ASSIGNMENT AND SUBLETTING

13.1 The Tenant shall not under any circumstances be entitled to:

13.1.1 transfer, assign, sublet, mortgage or encumber its rights and interests under this Agreement or in respect of the Premises or part thereof; or

13.1.2 grant any licence of any use of space at the Premises in whole or in part and shall not share or permit the occupation, use or possession of all or part of the Premises by any person or persons not being a party to this Agreement irrespective whether any rent, or other consideration is given for such use or possession.

14 UNTENANTABILITY

14.1 If the Premises shall be wholly or partially damaged or destroyed by fire, floods, explosions, earthquakes, acts of God, the elements, other casualty or cause so as to render the Premises inaccessible or unfit for occupation and use for the purposes contemplated under this Agreement, the Rent or a fair and just proportion thereof shall abate and be suspended (depending on the extent of the damage) for the period commencing after one (1) month from the date such damage or destruction occurred, until the Premises shall again be rendered fit for occupation and use or reasonable access thereto possible.

14.2 Notwithstanding the provisions of this Clause 14, the Tenant shall not be entitled to terminate this Agreement under Clause 14.4 or to any rental abatement under Clause 14.1 if the destruction or damage or order is due to an act, default or negligence of the Tenant or its servants, employees, agents, contractors, visitors, invitees or licensees or if the payment of any insurance money which the Landlord is entitled to receive upon such destruction or damage or order is refused wholly or in part as a result of any act, default or negligence of the Tenant or its servants, employees, agents, contractors, visitors, invitees or licensees. Without prejudice to the rights of subrogation of the Landlord's insurers, the damage shall be repaired by the Landlord at the cost of the Tenant.

14.3 Nothing herein contained or implied shall be deemed to impose any obligation upon the Landlord to rebuild or reinstate or make fit for occupation the Premises after such damage or destruction. If, after the Premises or any part thereof shall have been damaged or destroyed, the Landlord decides, at its absolute discretion, to proceed with the reinstatement or repair of the same, all insurance monies payable pursuant to any insurance effected by the Tenant pursuant to this Agreement in respect of all plate glass, fixtures and fittings and installations at the Premises (and any additional insurance as may have been required by the Landlord) shall be applied towards such reinstatement and repair.

14.4 If the Premises is in the opinion of the Landlord damaged to such an extent that the Landlord considers it impracticable to repair or restore the Premises or the Premises are not repaired or restored within ninety (90) days of such destruction or damage, either the Landlord or the Tenant (as the case may be) may at its discretion by written notice to the other (such notice to be served within one (1) month after the expiry of the said ninety (90) days), terminate the Term without prejudice to any rights or remedies already accrued to the Landlord, such termination to take effect from the date of such notice.

14.5 In the event of a dispute arising in respect of rental abatement or termination under this Clause 14, the parties shall refer the dispute to an arbitrator appointed by mutual agreement or under the Arbitration Act (Cap 10) prior to commencement of any legal proceedings in any courts of law.

15 SURRENDER AND REINSTATEMENT

15.1 Upon the expiration or sooner determination of the Term unless renewed, the Tenant shall vacate and yield up the Premises to the Landlord duly reinstated in accordance with the **Reinstatement Schedule** annexed

hereto, and in a good, clean and tenantable condition, fair wear and tear excepted, free from rubbish and waste material and to the satisfaction of the Landlord. In particular, the Tenant acknowledges that where required by the Landlord, the Tenant shall remove at the Tenant's cost and expense all the internal partitions, alterations, decorations, additions, improvements and fittings regardless of whether such works were made or installed by the Tenant or not, repaint the Premises with 2 coats of paint in accordance with the Landlord's specifications and make good all damage at the Premises unless caused by the Tenant, provided that the Landlord shall be entitled to request the Tenant not to remove any of the said internal partitions, alterations, decorations, additions, improvements and fittings installed or fixed in at or about the Premises without payment of any compensation to the Tenant and the Tenant shall comply with such request (if any).

15.2 If the Tenant shall fail to reinstate the Premises as provided in Clause 15.1, the Landlord may give to the Tenant seven (7) days' written notice to reinstate the Premises and if the Tenant shall fail to do so within the seven (7) days, the Landlord may carry out the necessary reinstatement and all reasonable costs and expenses incurred by the Landlord shall be reimbursed by the Tenant within seven (7) days of demand from the Landlord. The Landlord's statement of such costs and expenses shall be conclusive evidence of the amount payable by the Tenant pursuant to this clause. The Tenant shall be deemed to be holding over for the period from the day after the expiry of the Term until the Landlord has completed such reinstatement.

15.3 For avoidance of doubt, the provisions of the Civil Law Act (Cap 43) on double Rent shall apply to any holding over by the Tenant beyond the expiry or sooner determination of the Term shall apply.

16 THE LANDLORD'S RIGHTS

16.1 The Landlord shall be entitled at its absolute discretion on grounds of revision of amenities and services at the Development to better serve the occupants at the Development, or on grounds of improvement works to or re-configuration or redevelopment of the Development affecting the Premises, to terminate this Agreement without compensation by giving to the Tenant at least six (6) months' prior written notice of such intention, and upon the expiry of such notice, the Term shall absolutely cease and determine and the Tenant shall (if still in occupation) vacate the Premises in accordance with the terms of Clause 15 without compensation from or any claim whatsoever against the Landlord but without prejudice to any right of action of the Landlord in respect of any antecedent breach of this Agreement by the Tenant.

16.2 The Landlord shall be entitled to transfer (by way of novation or assignment) all its rights and interest in, under or arising out of this Agreement. The Tenant shall be deemed to have consented to such transfer and shall accept any transferee of the Landlord as its new landlord and release the Landlord from all its obligations under the provisions of this Agreement (in particular the obligation of the Landlord to refund the Deposit and any other sums pursuant to the terms of this Agreement) provided that the transferee undertakes in writing to the Landlord to be bound by all terms and conditions of this Agreement for the unexpired portion of the Term. Where required by the Landlord, the Tenant shall enter into and execute as a party thereto any agreement or deed entered into or to be entered into by the Landlord and/or its transferee, such agreement or deed to be prepared by and at the expense of the Landlord.

17 LEGAL COSTS

17.1 The Tenant agrees to pay:

17.1.1 the stamp duty payable in respect of this Agreement;

17.1.2 all the Landlord's reasonable legal costs and fees incurred in connection with the negotiation, preparation and completion of this Agreement in duplicate where the Landlord consults or engages solicitors for these purposes arising from any amendment to this Agreement that is requested by the Tenant; and

17.1.3 all the Landlord's reasonable legal costs and fees on a full indemnity basis incurred by the Landlord in relation to enforcing any provision of this Agreement (whether before or after commencement of proceedings) in the event of a breach or non compliance by the Tenant of any of the provisions hereof.

18 WAIVER

18.1 Any delay forbearance and/or failure of the Landlord to insist at any time on strict performance by the Tenant of all or any of its obligations or responsibilities in this Agreement shall not in any way be construed as a waiver or relinquishment of any of the Landlord's rights under the terms of this Agreement or of the Landlord's entitlement to enforce such rights at any time thereafter and the liability of the Tenant hereunder

shall not be impaired or discharged by reason of any time or other indulgence being granted to the Tenant by or with the consent of the Landlord.

19 NOTICES

19.1 Any notice required to be given by any party shall be in writing and shall be served, if addressed to the Landlord, by sending such notice by hand, registered post or facsimile to the Landlord's above mentioned address or to such other address as the Landlord may designate by notice from time to time or if addressed to the Tenant, to the Tenant's abovementioned address or the Premises. Any notice so served shall be deemed to have been served:

19.1.1 if delivered by hand at the time of delivery; or

19.1.2 if sent through the post forty eight (48) hours after the time of dispatch; or

19.1.3 if sent by facsimile at the time of transmission and in proving service it shall be sufficient to prove that such facsimile was duly dispatched to a current telecopy number of the addressee for the said address of service.

20 SEVERANCE

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

21 GOVERNING LAWS AND JURISDICTION

21.1 This Agreement shall be construed in accordance with and governed by the laws of Singapore and the parties hereby submit to the non-exclusive jurisdiction of the courts of Singapore.

21.2 The service of any writ of summons or any legal process in respect of legal action or proceeding arising out of or in connection with this Agreement or any other document requiring personal service may be effected on the Tenant by serving a copy of the writ of summons and statement of claim or other originating or legal process on the Tenant at the Premises, being the agreed address for service of legal process on the Tenant in Singapore, or at such other address from time to time notified in writing by the Tenant to the Landlord. The Tenant hereby agrees that such service shall be deemed good and valid service and to have been served personally on the Tenant in accordance with the requirements of all relevant Laws. Nothing herein shall prejudice the Landlord's right to serve process in any other manner provided by the applicable Laws.

22 COMPLETE AGREEMENT

The parties hereby agree that this Agreement constitutes the entire and only agreement and no modification change or amendment of this Agreement shall be binding upon the parties except by mutual express agreement in writing.

23 EXCLUSION OF THIRD PARTIES FROM RIGHT TO ENFORCE TERMS

Except as expressly provided in this Agreement, the parties do not intend to confer on third parties the right and third parties shall not have the right to enforce any of the terms of this Agreement.

FIRST SCHEDULE

TENANT'S COVENANTS

1. To pay the Rent and all other payments due to the Landlord promptly at the times and in the manner provided in this Agreement.

2. To keep the interior of the Premises including its flooring and interior plaster or other surface materials, finishes or rendering on walls, floors and ceilings, all fixtures therein, doors, wires, installations, equipment and fittings and all Conduit Media installed by the Tenant or on the Tenant's behalf in or at the Premises, in good and tenantable repair and condition (fair wear and tear excepted) and where necessary, to carry out any replacement or repairs thereof if damaged by whatever cause.

3. To cause the Premises to be cleaned in a proper and workmanlike manner and during the Term to be kept clean and free from dirt and rubbish and particularly to store and keep all trade waste trash and garbage in proper receptacles and arrange for the regular removal thereof from the Premises to such proper designated refuse collection centre as designated by the Landlord.

4. To keep clean the interior and exterior surfaces of all glass partitions and windows of the Premises except such exterior surfaces of glass partitions and windows to which the Tenant cannot reasonably have access to.

5. To permit the Landlord and the Landlord's duly authorised agents with or without workmen and others at all reasonable times (with prior notice save in an emergency where no notice is required) to enter upon the Premises (without payment of any charges, costs or compensation for such access or for any nuisance, annoyance, inconvenience, damage or loss of business caused to the Tenant):

   (i) to examine the condition of the Premises or establish whether the provisions of this Agreement has been observed. The Landlord may serve upon the Tenant notice in writing specifying any repairs or action necessary to be done and require the Tenant forthwith to execute the same; and if the Tenant shall not within seven (7) days after service of such notice proceed diligently with the execution of such repairs, the Landlord may but shall not be obliged to effect the required repairs or action. The Tenant shall reimburse the Landlord upon the Landlord's demand for the costs incurred by the Landlord for this purpose and until such reimbursement, shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action. The Landlord's statement as to such costs incurred shall be binding on the Tenant save for manifest error; and

   (ii) to:

      (a) carry out any works which the Head Lessor or the Landlord or any relevant authority considers necessary or desirable to any part of the Premises or the Development (including the services and facilities in it); or

      (b) exercise any of the powers and rights of the Landlord and/or the Head Lessor and/or any authorities under this Agreement or under the Head Lease or under the Laws; or

      (c) comply with any obligation of the Landlord (including any obligations of repair or maintenance) whether under this Agreement or under the Head Lease or pursuant to any direction of the authorities, or any requirements of relevant Laws; or

      (d) carry out any improvement, refurbishment or re-configuration of the layout of any part of the Development (including the Premises).

6. To comply promptly with and observe at the Tenant's own expense all notices received from any statutory, public, or municipal authority with respect to the Premises and the Tenant's operations thereat.

7. To forthwith give notice in writing to the Landlord of any notice from the government or any statutory public or municipal authority with respect to the Premises.

8. To comply, at all times at the Tenant's sole cost and expense during the Term, with all such requirements as may be imposed on the occupier of the Premises or in respect of the activities carried out thereat, by any Laws now or hereafter in force and any orders, rules, regulations, requirements and notices thereunder and shall cause such requirements to be observed and complied with by its servants, agents and visitors.

9. To allow at all reasonable times the Landlord, its servants or agents and prospective purchasers/tenants to enter and view and inspect the Premises and its condition.

10. To be responsible for the locking and securing of the windows and doors of the Premises.

11. Not to obstruct the pavements, halls, passages, exits, corridors, entrances, stairways and any of the common areas ("**common area(s)**") of the Development that is for shared use of the occupants and visitors of the Development.

12. To use the Premises solely for the Permitted Use and not to use or permit the use of the Premises as dwelling, lodging or sleeping place or keep, permit or suffer to be kept any livestock or pets in or about the Premises.

13. Not to damage walls or floors of the Premises or in any way interfere with electrical wiring by placing furniture or objects that may obstruct access to cables ducts or install equipment or appliances which is likely to overload the electrical wires or cables and not to use any installations or equipment at the Development save for the purposes they are designed to be used for.

14. Not to employ any persons at the Premises in contravention of Section 57(1)(e) of the Immigration Act (Chapter 133), Section 5 of the Employment of Foreign Manpower Act (Chapter 91A) and/or in contravention of any other laws in force at the moment.

15. Not to use the Premises or permit the Premises to be used for gambling or in any noisy noxious immoral illegal improper or offensive manner or to do or permit on the Premises or at the common area or any part thereof anything which may infringe any Laws for the time being in force or which in the opinion of the Landlord may be or become a nuisance disturbance or cause damage to the Landlord or its tenants or other persons.

16. To only store such products and materials on the Premises as are reasonably required for the Tenant's business in the Premises.

17. Not to install or use, without the Landlord's prior written consent, its own air-conditioning or cooling units or other methods of cooling except that provided by the Landlord for the Building.

18. To observe such other house rules ("**Rules & Regulations**") as the Landlord may at its discretion make from time to time for the use and occupation of the Premises and for the safety, security and cleanliness of the Development and its occupants and visitors.

19. Season parking: The Tenant, its officers, employees and invitees shall only park their cars and other vehicles in parking lots or parking areas designated by the Landlord. The Tenant, its officers, employees and invitees shall comply with all Rules and Regulations in respect of the operation of the carparks serving the Building and shall pay such parking charges as may be prescribed by the Landlord from time to time for parking at the Building's car parks. The Landlord will allot for subscription by the Tenant the number of season parking lot(s) as **specified in the Appendix 1**, subject to payment of the prevailing season parking fees applicable to tenants of the Building (which fees shall be subject to review by the Landlord from time to time), and subject to payment of other related charges imposed by the Landlord in respect of the use of the Building's carparks, if any. These season parking lots shall be for use by the Tenant's officers, employees and such other persons as may be approved by the Landlord only. The Landlord reserves the right to revise the number of season parking lots (if any) allotted to the Tenant based on such car park allocation ratio and/or criteria as the Landlord may determine from time to time in respect of the Building.

SPECIFICATIONS SCHEDULE
(SUBJECT TO CHANGES AS SIGNED OFF BETWEEN PARTIES ON HANDOVER)

Business Park Unit - #09-06

1.	Floor finish	:	Bare concrete with approximately 20mm drop
2.	Ceiling	:	Bare exposed concrete
3.	Wall	:	Plastered inter-tenancy Partition with 2 coats of White Emulsion Paint
4.	Shop Front	:	N.A.
5.	Air Conditioning	:	Centralised air conditioning (AHU system with full extension from VAV boxes)
6.	Sprinklers	:	First layer
7.	Other fire protection provisions in place	:	1 lot of fire extinguisher, Fire Alarm system with call points, Strobe light and bell (in accordance with authorities' requirements)
8.	Ceiling Speakers	:	1 lot of speakers (in accordance with authorities' requirements)
9.	Exit Lights	:	1 lot with battery pack (in accordance with authorities' requirements)
10.	Power Supply	:	60Amps 3-phase Distribution Board
11.	Water Supply	:	N.A.
12.	Floor Trap	:	N.A.
13.	Telephone Block Terminal	:	N.A.
14.	Gas Supply	:	N.A.
15.	Kitchen Exhaust System	:	N.A.
16.	Air Cleaner	:	N.A.
17.	Fibre Optic	:	Fibre ducts terminated to tenant unit only
18.	Door	:	1 double leaf Timber Laminated Door 1 single leaf Timber Laminated Door
19.	Keys	:	Letter box - 3 keys Door - 3 keys

REINSTATEMENT SCHEDULE

Unit Type: Business Park Unit

All reinstatement works in relation to #09-06 shall be based on the following reinstatement standard, all original as-built plans and unit handover form to be furnished during handover.

Reinstatement Standard	
1.	All internal and external walls, columns, beams, ceilings and pipes shall be reinstated to its original condition. Where applicable, all surfaces shall be painted to its original colour with two (2) coats of approved paint.
2.	Where applicable, all solar and/or decorative films shall be removed.
3.	All existing internal partitions, doors, built-in furniture/fixtures/installations, floor finishes, wall finishes and any other renovation and fitting out works carried out by any previous occupiers (if any) and/or subsequent renovation and fitting out works carried out by the Tenant shall be removed.
4.	Concrete floors shall be smoothened by power trowelling. Dry wall partitions, beams and ceilings with exposed concrete shall be reinstated to the original condition. Any damage to the floors, walls, beams and ceilings shall be rectified.
5.	All doors shall be reinstated to its original condition. Any alteration, damage or missing door sets including door accessories shall be rectified or replaced.
6.	All windows, aluminium curtain walls and locking accessories shall be reinstated to its original condition. Any damage to such windows, aluminium curtain walls and locking accessories howsoever caused, shall be rectified and, where required by the Landlord, replaced. All broken glass panes shall be replaced.
7.	All M&E services such as electrical installations, air-conditioning installations (if any), fire sprinkler system installation shall be reinstated to its original design, layout, quantity and condition. Any alterations to the M&E system including repositioning of light fittings (if any), emergency light fittings, air-conditioning diffusers (if any), VAV boxes (if any) and sprinkler piping/sprinkler points shall be reinstated to its original positions and shall be in compliance with the requirements of the Authorities and their respective codes of practice.
8.	Any signs, lights, embellishments, advertisements, names, placards, posters, notices or banners belonging to the Tenant whether within or outside the Premises shall be removed and the Tenant shall make good any damage to the wall or structure by reason of the display or removal of the signs, lights, embellishments, advertisements, names, placards, posters, notices or banners.
9.	The Premises shall be cleaned up and all debris removed.
10.	*[Insert any additional reinstatement requirements based on leasing offer]* ☐ Applicable, see below ☐ Not applicable

11.	*[Insert any additional reinstatement requirements based on actual site handover conditions]*
	☐ Applicable, see below ☐ Not applicable 1. Submit a copy of warranty for any services and fittings that still have valid warranty upon reinstatement works. 2. Provide a copy of servicing or maintenance reports as proof that relevant services andfittings under Tenant's obligation are functionable upon handover. This form, if applicable, shall take precedence over the reinstatement schedule attached to the Agreement. Acknowledged and agreed by: Landlord's Representative Date: Tenant's Representative Date:

APPENDIX 2
PLAN OF PREMISES

(Premises edged red)


approx. 3,404.67 sq ft
BUSINESS PARK
#09-06
ST-03
SSL
ST-04
LIFT LOBBY
LIFT LOBBY
PANTRY
CORRIDOR
AHU
BUSINESS PARK
#09-04
ST-05
SSL
BUSINESS PARK
#09-05

IN WITNESS WHEREOF the parties hereto have hereunto set their hands.

SIGNED by)
for and on behalf of **the Landlord**)
in the presence of:-)

Name: **Samuel Lim**
Designation: Authorized Signatory
Date of Execution: 21 January 2022

Name: **Bryan Patrick Lim**
Designation: Authorized Signatory
Date of Execution: 21 January 2022

Witness
Name: Alhee Lee

SIGNED)
for and on behalf of **the Tenant**)
in the presence of:-)

BELIVE TECHNOLOGY PTE LTD 201417743R

Name: KENNETH TAN
Designation: CEO
Date of Execution: 21 January 2022

Witness
Name: DCSRINA GOH